UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K/A
(Amendment No. 1)
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2016
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Oakridge Global Energy Solutions Inc.
(Exact name of registrant as specified in its charter)
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Colorado	000-50032	94-3431032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3520 Dixie Highway, Palm Bay, FL  32905
 (Address of principal executive offices) (Zip Code)

(321) 610-7959
Registrant's telephone number, including area code
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A to the Current Report on Form 8-K, originally filed by Oakridge Global Energy Solutions Inc., a Colorado corporation (the "Company"), with the Securities and Exchange Commission ("SEC") on May 12, 2016 amends the Form 8-K to correct a drafting error in filing of the Company's Form 8-K filed on May 13, 2016 (the "Initial Form 8-K) for disclosure in accordance with Item 5.02 and include further disclosure concerning the departure and appointment of the previously reported officers and directors under the Initial Form 8-K.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 9 2016, Oakridge Global Energy Solutions Inc. (the "Company") hired David Phillips, CPA to serve as Vice President of Finance and Chief Financial Officer. Mr. Phillips has also been appointed as the Corporate Treasurer and replaces Karen Jackson who resigned as Chief Financial Officer and Corporate Treasurer effective May 9, 2016.

David Phillips CPA, age 51, has over 29 years of experience serving private companies in the manufacturing/service, residential construction, agriculture and defense industries.  Prior to accepting the Chief Financial Officer position with the Company, Mr. Phillips served as Controller of the AVT Simulation company from 2015 to 2016, Controller/CFO Consultant at Berman & Hopkins CPA firm from 2014 to 2015 and Controller/CFO of Continental Homes company from 2007 to 2013.  In these roles, Mr. Phillips managed multiple departments, developed strategic initiatives improving processes and reporting for these companies.

Earlier in his career, Mr. Phillips held a series of executive level positions within finance, audit and accounting, including as the FL Division Controller of Monterey Mushrooms Inc., the Vice President of Finance of Magnetix/Connextions companies and Manager of Accounting/Taxation (and family office Controller, Wisne Family) of PICO (Progressive Tool and Industries).  At the start of his career, Mr. Phillips performed audits and due diligence with Deloitte Haskins and Sells as a Senior Auditor. Mr. Phillips will receive an annual base salary of $120,000.

Mr. Phillips graduated with his Bachelor of Accounting from Detroit College of Business (Davenport University) 1987 and is a Certified Public Accountant in the State of Michigan.

By resolution effective May 12, 2016 the Board of Directors has appointed the following new members to the Board of Directors:

The Company has not yet agreed on the compensation to Messrs. Dinkel,  Psaltis and Lianos for their roles on the Board.

John Dinkel, age 72

Mr. Dinkel is a 40-year automotive industry veteran with expertise in engineering, journalism, testing, analysis and product development. Mr. Dinkel has consulted for some of the world's leading car manufacturing companies including: Ford, Mercedes-Benz, Volvo, Toyota, Acura, Audi, Volkswagen, Mazda, Nissan, Mitsubishi, Hyundai, Infiniti, Chrysler, Kia, Pontiac, Land Rover and Honda. He has also advised clients that include US Department of Defense contractors and automotive suppliers. Mr. Dinkel has held positions as Editor of leading automotive publications including Road & Track magazine.  He is the author of the Road & Track Illustrated Automotive Dictionary. In addition, he has written three books on Mazda as well as a comprehensive history of Toyota. Mr. Dinkel has been a competitive race car driver for the Bakeracing Corvette team (with two SCCA Championships).
Mr. Dinkel currently sits on the Board of Muscat Design, Inc., a Detroit–based company, developing technology for the auto industry. He is a member of SAE, SCCA, Road Racing Drivers Club and the Motor Press Guild, for which he served as President in 1991.

Mr. Dinkel earned BS and MS degrees in mechanical engineering from the University of Michigan.

Based on Mr. Dinkel's extensive experience in the automotive industry, the Company believes Mr. Dinkel is qualified to chair the Company's Nomination Committee and serve as an independent member of its Board of Directors.

Vic Psaltis, age 64

Mr. Psaltis has a history with some of the world's leading banks and financial institutions such as Barclays, Bank of New Zealand and Société Générale. From 1996, Mr. Psaltis joined KMPG Consulting as Director in the Banking and Finance practice. His extensive experience covers a range of financial market environments, including foreign exchange, money markets, futures and the utility sector, in addition to derivative product marketing, associated risk management and corporate governance.
Mr. Psaltis earned a BA with majors in, Economics and Political Studies from Macquarie University in Australia.
The Company believes that given Mr. Psaltis' lengthy successful track record in finance he is qualified to serve as the Chair of the Company's Compensation Committee and serve as an independent member of the Company's Board of Directors.
Theo Lianos, age 60

Mr. Lianos has a career in finance spanning over 30 years with some of Australia's leading consultants. Long tenures include: Venture Exchange, Liquidators and a Trustee in Bankruptcy; Partner with BDO Chartered Accountants in its Insolvency Division Exchange; and Sydney Consulting. Mr. Lianos has a lasting history of strategic and hands-on corporate finance, tax compliance, accounting, operational management and corporate restructuring and profit improvement programs.

Mr. Lianos holds a Bachelor of Business from NSW Institute of Technology, Sydney, Australia. Mr. Lianos also holds an MBA from University of Technology, Sydney, Australia, and is a Chartered Accountant.

The Company believes that given Mr. Lianos' successful finance career, he is qualified to serve as the chairman of the Audit Committee and as an independent member of the Company's Board of Directors.

Family Relationships

No family relationship existed between any recently appointed director or executive officer of the Company or any person contemplated to become such.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oakridge Global Energy Solutions Inc.

Date: May 17, 2016	By:	/s/ Stephen Barber
	Name:	Stephen Barber
	Title:	Chief Executive Officer